Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: May 1, 2007	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces First Quarter Financial Results

Overview

For the first quarter 2007, EE reported net income of $15.1 million, or $0.33 basic and diluted earnings per share, respectively. In the first quarter of 2006, EE had net income of $9.3 million, or $0.19 basic and diluted earnings per share.

“We had a very good first quarter in 2007 resulting in a 63% increase in earnings compared to the first quarter of 2006,” said Gary Hedrick, President and CEO. “We were pleased that the increase in earnings was the result of increased revenues from both retail sales and off-system sales and a reduction in costs of maintaining our gas-fired generating plants. Retail sales increased over 6% as a result of customer growth and colder winter weather in 2007 compared to 2006.”

Earnings Summary

The table and explanations below present the major factors affecting 2007 net income relative to 2006.

	Pre-tax Effect	After-tax Net Income	Basic EPS
March 31, 2006		$9,304	$0.19
Changes in:
Retail base revenue	$5,854	3,630	0.08
Fossil fuel plant O&M	2,157	1,338	0.03
Off-system sales retained margins	2,109	1,308	0.03
Capitalized interest and AFUDC	1,309	812	0.02
New Mexico capacity cost adjustment	(2,079)	(1,288)	(0.03)
Palo Verde O&M	(1,049)	(650)	(0.01)
Other		665	0.02

March 31, 2007		$15,119	$0.33

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

First Quarter

Earnings for the quarter ended March 31, 2007 when compared to the same period last year were positively affected by:

•

Higher retail base revenues in 2007 due to a 6.4% increase in retail kWh sales. KWh sales increased due to a 2.5% increase in the average number of customers served and colder weather conditions in the winter of 2007 compared to the winter of 2006.

•	Decreased O&M costs at our gas-fired generating plants due to timing of planned maintenance.

•	Increased off-system sales retained margins in 2007 due to increased MWh sales partially offset by lower margins per MWh.

•

Increased capitalized interest and AFUDC (allowance for funds used during construction) in 2007 due to the re-application of SFAS No. 71 to our Texas jurisdiction at December 31, 2006 and increased construction work in progress subject to AFUDC in 2007.

Earnings for the quarter ended March 31, 2007 when compared to the same period last year were negatively affected by:

•

A fuel revenue adjustment recorded in 2006 based on a final order of the New Mexico Public Regulation Commission finding that the Company could recover purchased power capacity costs through its New Mexico fuel adjustment clause with no comparable adjustment in the current period.

•	Increased Palo Verde non-fuel operations and maintenance expenses in 2007 due to increased operating costs partially offset by decreased maintenance costs at Unit 1 and Unit 3.

Key Earnings Drivers

Our earnings are largely influenced by base revenues from retail electric customers, operations at Palo Verde, and off-systems sales margins.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $5.9 million, pretax or 6.1% in the first quarter of 2007 compared to the same period in 2006 as revenues from all customer classes increased. Residential base revenues increased by $4.3 million or 11.5% in the first quarter of 2007 compared to the same period in 2006 as a result of a 13.0% increase in kWh sales. The increase in residential kWh sales was due to colder winter weather in 2007 versus the winter weather experienced in the first quarter of 2006 and a 2.5% increase in the average number of residential customers served. Heating degree days in the first quarter of 2007 were 25% above the first quarter of 2006 and 5% above the 10-year average.

Non-fuel base revenues from small commercial and industrial customers increased by $0.8 million or 2.2% in 2007 due to a 2.8% increase in the average number of customers served. KWh sold to small commercial and industrial customers increased 2.2% for the first quarter of 2007 compared to the same period in 2006. Large commercial and industrial revenues increased 3.3% and other public authority revenues increased 3.5% in 2007 due to a 5% and 4% increase in kWh sales, respectively.

Palo Verde Operations

We own approximately 622 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects our ability to make off-system sales, but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operating expenses. Palo Verde operated at a capacity factor of 93.9% in the first quarter of 2007 compared to a capacity factor of 70.6% in the first quarter of 2006. Palo Verde Unit 1 operated at significantly reduced power levels from December 25, 2005 until March 18, 2006 and did not operate from March 18, 2006 until

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

early July 2006 while repairs and modifications were made to one of its shutdown cooling lines. Palo Verde Unit 1 reached full capacity on July 16, 2006.

Palo Verde operation and maintenance expenses increased $1.0 million in the first quarter of 2007 compared to the first quarter of 2006 reflecting increased operating costs in response to an enhanced inspection regimen by the Nuclear Regulatory Commission (NRC). In October 2006, the NRC conducted an inspection of the Palo Verde emergency diesel generators after a Palo Verde Unit 3 generator did not activate during routine inspections in July and September 2006. On February 22, 2007, the NRC issued a “white” finding (low to moderate safety significance) for this matter. In connection with its finding, the NRC stated that it would use the NRC action matrix to determine the most appropriate response, including any increase in NRC oversight or identification of actions that Arizona Public Service Company (APS), the plant operator, needs to take in response to this performance deficiency, and will notify APS of its determination at a later date. Under the NRC’s action matrix, this finding, coupled with a previous NRC “yellow” finding (substantial safety significance) relating to a 2004 matter involving Palo Verde’s safety injection systems, placed Palo Verde in the “multiple/repetitive degraded cornerstone” column of the NRC’s action matrix which results in an enhanced NRC inspection regimen.

Off-system Sales

We continue to make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows MWh of off-system sales and the pretax margins realized and retained by us from sales for the quarter ended March 31, 2007 and 2006:

	2007	2006
MWh sales	675,011	387,878
Total margins (in thousands)	$10,341	$7,726
Retained margins (in thousands)	$8,359	$6,250

For the quarter ended March 31, 2007, retained margins from off-system sales increased approximately $2.1 million, pretax, over the corresponding period in 2006 primarily due to the increase in off-system kWh sales of 74.0% partially offset by a decrease in the average margin per MWh. We had increased energy available for sale in the first quarter of 2007 compared to the same period in 2006 due to the increase in energy generated at Palo Verde. The table below shows on a per MWh basis, revenues, costs and margins from off-system sales for the first quarter of 2007 and 2006:

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Average Margin Per MWh
March 31, 2006	$68.99	$49.07	$19.92
March 31, 2007	$54.24	$38.92	$15.32

Capital and Liquidity

At March 31, 2007, common stock equity comprised 48% of our permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations).

Cash flows from operations for the three months ended March 31, 2007 increased to $62 million from $48 million in the corresponding period in 2006. Cash flow in both 2007 and 2006 has been positively impacted by the recovery of deferred fuel revenues through fuel surcharges. In Texas, fuel costs are recovered through a fixed fuel factor which may be adjusted twice a year. We record deferred fuel revenues for the under-recovery

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

of fuel costs until they can be recovered from Texas customers. In October 2005, we began recovering through a fuel surcharge $53.6 million of fuel under-recoveries over a 24-month period. In February 2006, we implemented an additional fuel surcharge to recover $34 million of fuel under-recoveries, including interest through the surcharge period, over a twelve-month period. In the three month periods ended March 31, 2007 and March 31, 2006, we collected $8.9 million and $10.5 million of deferred fuel revenues in Texas through fuel surcharges. In the same three month periods, we also over-collected current fuel costs by $7.6 million and $2.6 million, respectively. At March 31, 2007, we had an unrecovered fuel balance of $16.2 million. The recovery of these fuel costs provided significant cash flow in the first quarters of both 2007 and 2006.

The increase in cash flows from operations has allowed us to internally finance additional investments in electric utility plant, to repurchase common stock and to increase our balance of cash and temporary investments by $18.9 million in 2007. We had a balance of $59.0 million of cash and temporary cash investments as of March 31, 2007. During the first quarter of 2007, EE repurchased 587,600 shares of common stock in the open market at an aggregate cost of $14.0 million. As of March 31, 2007, approximately 757,000 million shares remain available for repurchase under the currently authorized program.

Conference Call

A conference call to discuss first quarter 2007 earnings is scheduled for 4 p.m. Eastern Time, May 1, 2007. The dial-in number is 800-369-1120 with a passcode of 2007. The conference leader will be Scott Wilson, Executive Vice President, Chief Financial and Chief Administrative Officer of EE. A replay will run through May 16, 2007. The dial-in number is 888-566-0056 and a passcode is not required for the replay. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the cost of replacing steam generators for Palo Verde Unit 3 and other costs at Palo Verde, including additional costs relating to an enhanced NRC oversight and inspection regimen; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation or any regulatory proceeding; (vii) deregulation of the electric utility industry; (viii) reduced wholesale margins; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xi) possible warranty obligations attributable to MiraSol Energy Services, a subsidiary of EE; (xii) a possible reduction in the reliability of our service and possible added expense in the event of a strike by, or lock out of, our union employees; and (xiii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended March 31, 2007 and 2006

(In thousands except for per share data)

(Unaudited)

	2007	2006	Variance
Operating revenues, net of energy expenses:
Base revenues	$102,364	$96,481	$5,883	(a)
Off-system sales margins, net of sharing	8,359	6,250	2,109
Other	3,571	6,586	(3,015	) (b)

Operating Revenues Net of Energy Expenses	114,294	109,317	4,977

Other operating expenses:
Other operations and maintenance	37,530	40,503	(2,973)
Palo Verde operations and maintenance	17,738	16,689	1,049
Taxes other than income taxes	12,066	12,560	(494)
Other income	651	131	520

Earnings Before Interest, Taxes, Depreciation and Amortization	47,611	39,696	7,915	(c)

Depreciation and amortization	17,051	17,218	(167)
Interest on long-term debt	8,946	8,678	268
AFUDC	1,607	248	1,359
Capitalized interest and other	496	784	(288)

Income Before Income Taxes	23,717	14,832	8,885

Income tax expense	8,598	5,528	3,070

Net Income	$15,119	$9,304	$5,815

Basic Earnings per Share	$0.33	$0.19	$0.14

Diluted Earnings per Share	$0.33	$0.19	$0.14

Weighted average number of shares outstanding	45,937	48,132	(2,195)

Weighted average number of shares and dilutive potential shares outstanding	46,374	48,656	(2,282)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $7.0 million and $6.6 million, respectively.
(b)	Other revenues for 2006 includes a $2.1 million adjustment to increase deferred fuel revenues, reflecting a New Mexico Public Regulation Commission decision which includes purchased power capacity charges in the fuel adjustment clause.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Three Months Ended March 31, 2007 and 2006

(In thousands and Unaudited)

	2007	2006
Cash flows from operating activities:
Net income	$15,119	$9,304
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	17,051	17,218
Deferred income taxes, net	(11,514)	5,428
Other	6,791	6,217
Change in working capital items:
Net recovery (deferral) of fuel revenues	16,332	12,964
Other	17,960	(3,103)

Net cash provided by operating activities	61,739	48,028

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(25,273)	(23,240)
Cash additions to nuclear fuel	(9,373)	(2,129)
Decommissioning trust funds	(2,708)	(2,240)
Other	(861)	(223)

Net cash used for investing activities	(38,215)	(27,832)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,408	556
Repurchase of treasury stock	(14,033)	—
Nuclear fuel financing obligation	5,715	(911)
Other	254	(219)

Net cash used for financing activities	(4,656)	(574)

Net increase in cash and temporary investments	18,868	19,622
Cash and temporary investments at beginning of period	40,101	7,956

Cash and temporary investments at end of period	$58,969	$27,578

Cash Interest Payments	$2,929	$2,639

El Paso Electric Company and Subsidiary

Quarter Ended March 31, 2007 and 2006

Sales and Revenues Statistics

	2007	2006	Increase (Decrease)
MWh sales:
Retail:
Residential	509,679	451,163	13.0%
Commercial and industrial, small	459,396	449,607	2.2%
Commercial and industrial, large	274,422	261,464	5.0%
Public authorities	293,854	282,226	4.1%

Total retail sales	1,537,351	1,444,460	6.4%

Wholesale:
Sales for resale	9,402	9,237	1.8%
Off-system sales	675,011	387,878	74.0%

Total wholesale sales	684,413	397,115	72.3%

Total MWh sales	2,221,764	1,841,575	20.6%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$41,438	$37,165	11.5%
Commercial and industrial, small	35,642	34,888	2.2%
Commercial and industrial, large	9,348	9,045	3.3%
Public authorities	15,561	15,036	3.5%

Total retail non-fuel base revenues	101,989	96,134	6.1%
Wholesale:
Sales for resale	375	347	8.1%

Total non-fuel base revenues	102,364	96,481	6.1%

Fuel revenues:
Recovered from customers during the period (a)	46,337	50,715	(8.6)%
Under (over) collection of fuel	(7,559)	(2,588)	—
New Mexico fuel in base rates	6,981	6,617	5.5%

Total fuel revenues	45,759	54,744	(16.4)%

Off-system sales	36,616	26,759	36.8%
Other	3,678	4,445	(17.3)%

Total operating revenues	$188,417	$182,429	3.3%

Off-system sales (in thousands):
Gross margins	$10,341	$7,726	33.8%
Retained margins	8,359	6,250	33.7%

Average number of retail customers:
Residential	313,430	305,704	2.5%
Commercial and industrial, small	33,108	32,220	2.8%
Commercial and industrial, large	58	58	0.0%
Public authorities	4,808	4,803	0.1%

Total	351,404	342,785	2.5%

Number of retail customers (end of period):
Residential	314,096	306,574	2.5%
Commercial and industrial, small	33,224	32,325	2.8%
Commercial and industrial, large	57	58	(1.7)%
Public authorities	4,818	4,809	0.2%

Total	352,195	343,766	2.5%

Weather statistics			10 Yr Average
Heating degree days	1,288	1,024	1,220
Cooling degree days	33	13	13

(a)	Excludes $8.9 million and $10.5 million, respectively, of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company and Subsidiary

Quarter Ended March 31, 2007 and 2006

Generation and Purchased Power Statistics

	2007	2006	Increase (Decrease)
Generation and purchased power (MWh):
Palo Verde	1,248,156	934,168	33.6%
Four Corners	179,539	207,511	(13.5)%
Gas plants	450,393	446,360	0.9%

Total generation	1,878,088	1,588,039	18.3%
Purchased power	487,180	410,470	18.7%

Total available energy	2,365,268	1,998,509	18.4%
Line losses and Company use	143,504	156,934	(8.6)%

Total MWh sold	2,221,764	1,841,575	20.6%

Palo Verde capacity factor	93.9%	70.6%
Four Corners capacity factor	79.1%	91.2%

El Paso Electric Company and Subsidiary

Financial Statistics

At March 31, 2007 and 2006

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2007	2006
Cash and Temporary Investments	$58,969	$27,578

Common Stock Equity (a)	$585,322	$567,375
Long-Term Debt, Net of Current Portion	590,872	590,844
Financing Obligations, Net of Current Portion	32,077	19,330

Total Capitalization	$1,208,271	$1,177,549

Current Portion of Long-Term Debt and
Financing Obligations	$19,877	$21,665

Number of Shares—End of Period	45,737,359	48,303,868

Book Value Per Common Share	$12.80	$11.75

Common Equity Ratio	47.66%	47.31%
Debt Ratio	52.34%	52.69%

(a)	Includes an adjustment to increase Retained Earnings in 2007 by $1.9 million related to the implementation of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.”